Exhibit 10.2

Kendra Vanzo

Chief People Officer, EVP

Old National Bancorp

Kendra.vanzo@oldnational.com

April 25, 2019

Robert G. Jones

1100 Suwannee Drive

Evansville, IN 47725

Re: Continuation of Family Medical Insurance to Age 65

Dear Mr. Jones:

This letter is to confirm that in addition to the compensation package you will be receiving until the end of January of 2020 pursuant to your current Employment Agreement, you will also remain eligible for Company sponsored family health and life insurance until you and your spouse both attain the age of 65. You will continue to be responsible for the employee pay portion of the insurance.

Effective May 2, 2019, Section 3(i) of your Employment Agreement shall be deleted in its entirety and replaced with the following:  “(i) serve as executive Chairman of the Company and in such capacity, shall perform such duties and have such responsibilities as is typical for such position, as well as any other duties as the Board may assign to him from time to time,”.

Consistent with your retirement plans, your employment and the term of your Employment Agreement will end of January 31, 2020.

Except as expressly provided in this letter, all of the terms and provisions of your Employment Agreement are and shall remain in full force and effect and are hereby ratified and confirmed.

/s/ Kendra Vanzo

Kendra Vanzo, Chief People Officer, EVP

Agreed and Accepted to April 25, 2019:

/s/ Robert G. Jones

Robert G. Jones